                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:

|_|  Preliminary Proxy Statement
|_| Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|_|  Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                          ENZON PHARMACEUTICALS, INC.
                          ---------------------------
                (Name of Registrant as Specified In Its Charter)

                              KENNETH J. ZUERBLIS
                              -------------------
                   (Name of Person(s) filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.
|_| $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(I)(3).
|_|  Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ......................................................................

     (2)  Aggregate number of securities to which transaction applies:

          ......................................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: Set forth the amount on which the filing fee is calculated and state how it was determined.

          ......................................................................

     (4)  Proposed maximum aggregate value of transaction:

          ......................................................................

     (5)  Total fee paid.

          ......................................................................

|_| Check box if any part of the fee is offset as provided by Exchange Act rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

          ......................................................................

     2)   Form, Schedule or Registration Statement No.:

          ......................................................................

     3)   Filing Party:

          ......................................................................

     4)   Date Filed:

          ......................................................................

                          [Enzon Pharmaceuticals Logo]


                               685 Route 202/206
                         Bridgewater, New Jersey 08807
                                 (908) 541-8600

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 7, 2004


   To our Stockholders:

   You are hereby notified that the annual meeting of stockholders (the "Annual Meeting") of Enzon Pharmaceuticals, Inc., a Delaware corporation ("Enzon" or the "Company") will be held at the Embassy Suites Hotel, 121 Centennial
Avenue, Piscataway, New Jersey on Tuesday, December 7, 2004 at 10:00 a.m.
local time, for the following purposes:

   1. To elect two Class III directors, each for a term of three years in accordance with the Company's Certificate of Incorporation and By-Laws (Proposal No. 1);

   2. To ratify the selection of KPMG LLP, independent certified public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending June 30, 2005 (Proposal No. 2); and

   3. To transact such other matters as may properly come before the Annual Meeting or any adjournment thereof.

   Only holders of record of the Company's Common Stock, par value $.01 per share, at the close of business on October 25, 2004 are entitled to notice of, and to vote at, the Annual Meeting.

   We hope that as many stockholders as possible will personally attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, your proxy vote is important. To assure your representation at the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Sending in your proxy will not prevent you from voting in person at the Annual Meeting.

                                          By order of the Board of Directors,



                                          /s/ Kenneth J. Zuerblis
                                          --------------------------------------
                                          Kenneth J. Zuerblis
                                          Corporate Secretary

Bridgewater, New Jersey
October 28, 2004

                          [Enzon Pharmaceuticals Logo]


                              --------------------
                                PROXY STATEMENT
                              --------------------

   This Proxy Statement is furnished to stockholders of record of Enzon Pharmaceuticals, Inc. ("Enzon" or the "Company") as of October 25, 2004, in connection with the solicitation of proxies for use at the annual meeting of stockholders (the "Annual Meeting") to be held on Tuesday, December 7, 2004 and at any adjournment thereof. THE ACCOMPANYING PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF ENZON AND IS REVOCABLE BY THE STOCKHOLDER ANY TIME BEFORE IT IS VOTED. For more information concerning the procedure for revoking the proxy, see "General." This Proxy Statement was first mailed to stockholders of the Company on or about November 7, 2004, accompanied by the Company's Annual Report to Stockholders for the fiscal year ended June 30, 2004. Enzon's principal executive offices are located at 685 Route 202/206 Bridgewater, New Jersey 08807, telephone (908) 541-8600.


                      OUTSTANDING SHARES AND VOTING RIGHTS


   Only holders of the Company's common stock, par value $.01 per share (the "Common Stock" or "Common Shares") outstanding at the close of business on October 25, 2004 (the "Record Date") are entitled to receive notice of and vote at the Annual Meeting. As of the Record Date, there were 43,793,464 Common Shares outstanding and entitled to vote at the meeting. Each Common Share is entitled to one vote on all matters. No other class of securities will be entitled to vote at the Annual Meeting. There are no cumulative voting rights.

   To be elected, a director must receive a plurality of the votes of the Common Shares, present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. The affirmative vote of at least a majority of the Common Shares, present in person or represented by proxy at the Annual Meeting and entitled to vote thereon, is necessary for approval of Proposal No. 2. A quorum is representation in person or by proxy at the Annual Meeting of at least one-third of the Common Shares outstanding as of the Record Date.

   Pursuant to the Delaware General Corporation Law, only votes cast "For" a matter constitute affirmative votes. Proxy cards which are voted by marking "Withheld" or "Abstain" on a particular matter are counted as present for quorum purposes and for purposes of determining the outcome of such matter, but since they are not cast "For" a particular matter, they will have the same effect as negative votes or votes cast "Against" a particular matter. If a validly executed proxy card is not marked to indicate a vote on a particular matter and the proxy granted thereby is not revoked before it is voted, it will be voted "For" such matter. Where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), such broker non-votes will be treated as shares that are present for purposes of determining the presence of a quorum; however, with respect to proposals which require the affirmative vote of a percentage of shares present at the Annual Meeting for approval, such broker non-votes will be treated as not present for purposes of determining the outcome of any such matter. With respect to proposals which require the affirmative vote of a percentage of the outstanding shares for approval, since such broker non-votes are not cast "For" a particular matter, they will have the same effect as negative votes or votes cast "Against" such proposals.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS


   Pursuant to the provisions of the Company's Certificate of Incorporation and By-laws, the Board of Directors is comprised of three classes of directors, designated Class I, Class II and Class III. One class of directors is elected each year to hold office for a three-year term and until successors of such directors are duly elected and qualified. The Governance and Nominating Committee has recommended, and the Board also recommends that the stockholders elect the two Class III directors at this year's Annual Meeting to serve until the 2007 Annual Meeting. The nominees for election to the office of director, and certain information with respect to their backgrounds and the backgrounds of non-nominee directors, are set forth below. It is the intention of the persons named in the accompanying proxy card, unless otherwise instructed, to vote to elect the nominees named herein as Class III directors. Each of the nominees named herein presently serves as a director of the Company. In the event any of the nominees named herein is unable to serve as a director, discretionary authority is reserved to the Board of Directors to vote for a substitute. The Board of Directors has no reason to believe that any of the nominees named herein will be unable to serve if elected.


                NOMINEES FOR ELECTION TO THE OFFICE OF DIRECTOR
                           AT THE 2004 ANNUAL MEETING

   NOMINEE                                        AGE    DIRECTOR SINCE   POSITION WITH THE COMPANY
   -------                                        ---    --------------   -------------------------
   Rolf A. Classon (1)(2)(3)(4)(5)(6) .........    59         1997        Director
   Robert LeBuhn (1)(2)(3)(4)(5)(6) ...........    72         1994        Director


                   NON-NOMINEE DIRECTORS CONTINUING TO SERVE
            IN THE OFFICE OF DIRECTOR AFTER THE 2004 ANNUAL MEETING


   NOMINEE                                        AGE    DIRECTOR SINCE   POSITION WITH THE COMPANY
   -------                                        ---    --------------   -------------------------
   Jeffrey H. Buchalter(8) ....................    47         2004        Chairman of the Board
   Dr. Rosina B. Dixon (1)(2)(3)(5)(6)(7) .....    61         1994        Director
   Arthur J. Higgins (4)(7) ...................    48         2001        Director

---------------
(1)  Member of the Compensation Committee
(2)  Member of Scientific Advisory Committee
(3)  Member of the Finance and Audit Committee
(4)  Member of the Executive Committee
(5)  Member of Governance and Nominating Committee
(6)  Member of the Strategic Planning Committee
(7)  Class I director serving until the 2005 Annual Meeting
(8)  Class II director serving until the 2006 Annual Meeting

                        BUSINESS EXPERIENCE OF DIRECTORS


CLASS III DIRECTOR NOMINEES FOR ELECTION AT THE 2004 ANNUAL MEETING

   ROLF A. CLASSON, has served as a director of the Company since January 1997. From October 2002 to May 2004 Mr. Classon served as Chairman of the Executive Committee of Bayer Healthcare. From 1995 to 2002 Mr. Classon served as President of Bayer Diagnostics. From 1991 to 1995, Mr. Classon was an
Executive Vice President in charge of Bayer Diagnostics' Worldwide Marketing, Sales and Service operations. From 1990 to 1991, Mr. Classon was President and Chief Operating Officer of Pharmacia Biosystems A.B. Prior to 1991, Mr. Classon served as President of Pharmacia Development Company Inc. and Pharmacia A.B.'s Hospital Products Division.

   ROBERT LEBUHN, has served as a director of the Company since August 1994. Mr. LeBuhn is a private investor and is a director of Cambrex Corporation. He is a Trustee and Chairman of the Geraldine R. Dodge Foundation, a Trustee of All Kinds of Minds, a Trustee of Executive Service Corp., and a trustee of the Aspen Music Festival and School and President of its National Council.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR MR. LEBUHN AND MR. CLASSON AS CLASS III DIRECTORS (PROPOSAL NO. 1 ON THE PROXY CARD).

NON-NOMINEE CLASS I DIRECTORS SERVING UNTIL THE 2005 ANNUAL MEETING

   ARTHUR J. HIGGINS, has served as director of the Company since May 31, 2001, and served as Chairman of the Board from December 2001 to September 2004.
Since May 2004, Mr. Higgins has served as Chairman of the Executive Committee of Bayer Healthcare. From May 2001 to May 2004 Mr. Higgins was the Company's President and Chief Executive Officer. Prior to joining the Company,
Mr. Higgins had been with Abbott Laboratories for 14 years and most recently served as Senior Vice President of Pharmaceutical Operations since 1998. He also held various other positions at Abbott Laboratories, including Vice President of Pacific, Asia and Africa Operations and Vice President of International Business Development. Previously, Mr. Higgins worked for Bristol-Myers and Sandoz in the U.K. Mr. Higgins graduated from Strathclyde University, Scotland and holds a B.S. degree in biochemistry.

   DR. ROSINA B. DIXON, has served as a director of the Company since August 1994. Dr. Dixon has been self-employed as a consultant to the pharmaceutical industry since 1987. Prior to such time she held senior positions at Ciba-Geigy Pharmaceuticals, a division of Ciba-Geigy Corporation, and Schering-Plough Corporation. She received her M.D. from Columbia University, College of Physicians and Surgeons and is certified by the National Board of Medical Examiners and the American Board of Internal Medicine. She is a member of the American College of Clinical Pharmacology, American Society for Clinical Pharmacology and Therapeutics, and the National Association of Corporate Directors and currently serves as a director of Church & Dwight Co., Inc. and Cambrex Corporation.

NON-NOMINEE CLASS II DIRECTORS SERVING UNTIL THE 2006 ANNUAL MEETING

   JEFFREY H. BUCHALTER, has served as Chairman of the Board since September 2004. Since September 2001 Mr. Buchalter has served as the President of Ilex Oncology, Inc. and Chief Executive Officer since January 2002. Mr. Buchalter has served as a Director of Ilex since February 2001. From 1997 to 2001, Mr. Buchalter was Group Vice President for the Worldwide Oncology Franchise at Pharmacia Corporation. From 1993 to 1997, Mr. Buchalter was a Group Director with American Home Products, Wyeth Ayerst Laboratories. He was presented the Joseph F. Buckley Memorial Award from the American Cancer Society for commitment to cancer control and involvement in the pharmaceutical oncology field. Additionally, Mr. Buchalter was invited by former President George Bush to serve as a collaborating partner in the National Dialogue on Cancer.
Mr. Buchalter received his B.S. from Seton Hall University and his M.B.A. from Temple University.

                            DIRECTORS' COMPENSATION


   Between September 2002 and December 2003, pursuant to a plan adopted by resolution of the Compensation Committee of the Board of Directors (the "September 2002 Outside Director Equity Plan"), the non-employee directors received shares of Common Stock under the Company's 2001 Incentive Stock Plan (the "2001 Incentive Stock Plan"), as part of their compensation as directors. Pursuant to the September 2002 Outside Director Equity Plan, the outside directors received quarterly grants of common stock in amounts equal to (1) $2,500 per quarter; (2) $500 per Board of Director's meeting attended and (3) $500 for each committee meeting attended on a day on which no Board meeting is held. The number of shares issued was based on the fair market value of Common Stock on the last trading day of the applicable quarter. The outside directors were entitled to elect to receive up to 50% of the fees in cash.

   In December 2003, the Board of Directors terminated the September 2002 Outside Director Equity Plan and adopted resolutions setting forth new compensation provisions for non-employee directors (the "December 2003 Outside Director Compensation Plan"), which took effect in January 2004. Under the December 2003 Outside Director Compensation Plan, each outside director automatically received an option to purchase 5,000 shares of Common Stock annually on the first trading day of the calendar year (the "Annual Option Grant") and a grant of restricted shares of Common Stock in the amount of $25,000 on the first trading day after June 30 (the "Annual Restricted Stock Grant"). These grants are made under the 2001 Incentive Stock Plan. The exercise price of the Annual Option Grant was equal to the closing price of the Common Stock on the date of grant and the number of shares covered by the Annual Restricted Stock Grant was equal to $25,000 divided by the closing price of the Common Stock on the date of grant. The Annual Option Grant vests in one tranche on the first anniversary of the date of grant if the recipient director remains on the Board on that date. Once vested, the Annual Option Grant vest on the 10th anniversary of the date of grant. The shares covered by the Annual Restricted Stock Grant expire in three equal tranches on each of the first three anniversaries of the date of grant if the recipient director remains on the board on each such date.

   In addition, under the December 2003 Outside Director Compensation Plan, each non-employee director received an annual cash retainer of $20,000. Non-employee directors also receive an additional cash retainer of $7,000 for service as chair of the Finance and Audit Committee and $3,500 for service as chair of any other committee. Further, each director earned a cash meeting fee of $1,000 for each meeting of the Board attended and each committee meeting attended, provided that each director earned only one such meeting fee on any given day. These cash components were payable quarterly.

   In September 2004, the Board of Directors adopted resolutions terminating the December 2003 Outside Director Compensation Plan and adopting new compensation provisions for non-employee directors (the "2004 Outside Director Compensation Plan"). The new plan was adopted in part based on an outside consultant review of the competitiveness of the current plan and the reduction of the board to four independent directors due to the resignations of David Barlow and Robert Parkinson and the death of Dr. David Golde. Under the 2004 Outside Director Compensation Plan, each outside director is to automatically receive an option to purchase 15,000 shares of Common Stock annually on the first trading day of the calendar year (the "New Annual Option Grant") and a grant of restricted shares of Common Stock in the amount of $25,000 on the first trading day after June 30 (the "New Annual Restricted Stock Grant"). These grants are made under the 2001 Incentive Stock Plan. The exercise price of the New Annual Option Grant will be equal to the closing price of the Common Stock on the date of grant and the number of shares covered by the New Annual Restricted Stock Grant will be equal to $25,000 divided by the closing price of the Common Stock on the date of grant. The New Annual Option Grant vests in one tranche on the first anniversary of the date of grant if the recipient director remains on the Board on that date. Once vested, the New Annual Option Grant expires on the 10th anniversary of the date of grant. The shares covered by the New Annual Restricted Stock Grant vest in three equal tranches on each of the first three anniversaries of the date of grant if the recipient director remains on the board on each such date. In addition, upon the election of a new director to the Board, such newly elected director is to receive a grant of options covering 20,000 shares of Common Stock (the exercise price of which is equal to the closing price of the Common Stock on the date of grant) and a grant of restricted shares of Common Stock in the amount of $25,000 (the number of shares being equal to $25,000 divided by the closing price of the Common Stock on the date of grant) (the

"Welcome Grant"). Furthermore, for the Chairperson of the Board, if not an employee of the Company, the number of option shares and the value of the restricted shares covered by the Annual Option Grant, Annual Restricted Stock Grant and Welcome Grant are twice the number and values mentioned above.

   In addition, under the 2004 Outside Director Compensation Plan, each non-employee director is to receive an annual cash retainer of $20,000. Non-employee directors also receive an additional cash retainer of $7,000 for service as chair of the Finance and Audit Committee and $3,500 for service as chair of any other committee. Further, each director is to earn a cash meeting fee of $1,500 for each meeting of the Board attended and each committee meeting attended, provided that each director may earn only one such meeting fee on any given day. These cash components are payable quarterly.

   Directors who are employees of the Company do not receive compensation for their service on our Board of Directors.

   The non-employee directors earn their fees on a calendar year basis, however we record their total compensation on fiscal year basis. During the fiscal year ended June 30, 2004, the Company paid the following fees earned during the year ended December 31, 2003 and for the quarter ended March 31, 2004:

                                                                    VALUE
                                     TOTAL           CASH          OF STOCK     # SHARES
BOARD MEMBER                     COMPENSATION    COMPENSATION    COMPENSATION    ISSUED
------------                     ------------    ------------    ------------   --------
David Barlow .................     $ 16,000               -        $16,000        1,353
Rolf Classon .................       30,875          11,875         19,000        1,606
Rosina Dixon .................       32,875          24,375          8,500          719
David Golde ..................       30,000          22,000          8,000          676
Robert LeBuhn ................       34,750          16,750         18,000        1,519
Robert Parkinson .............       30,875          13,875         17,000        1,438
                                   --------         -------        -------        -----
Totals .......................     $175,375         $88,875        $86,500        7,311
                                   ========         =======        =======        =====


   During the fiscal year ended June 30, 2004, the Company expensed and recorded $179,088 in Independent Directors Fees, a summary of which follows:

                                                                              VALUE OF
                                                                            CONSIDERATION
                                                                            -------------
         Arthur Higgins (1).............................................       $ 8,293
         David Barlow (2)...............................................         6,500
         Rolf Classon...................................................        34,250
         Rosina Dixon...................................................        34,750
         David Golde (3)................................................        30,500
         Robert LeBuhn..................................................        41,500
         Robert Parkinson (4)...........................................        23,295

---------------
(1)  Mr. Higgins resigned from the Company as Chief Executive Officer in May
     2004.
(2)  Mr. Barlow resigned from the Board of Directors in January 2004.
(3)  Dr. Golde passed away in August 2004.
(4) Mr. Parkinson resigned from the Board of Directors in April 2004 as a result of his being named the Chief Executive Officer and Chairman of Baxter Healthcare.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Ownership of and transactions in the Company's Common Stock by executive officers and directors of the Company and owners of 10% or more of the Company's outstanding Common Stock are required to be reported to the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended. Based solely on the Company's review of such reports and written representations from certain reporting persons, during the fiscal year ended June 30, 2004 all such reports were filed in a timely manner except as follows: Ulrich Grau was late in filing a Form 4 that was due in December 2003 and each of Kenneth Zuerblis and Ulrich Grau was late in filing a Form 4 in March 2004.

DIRECTORS' STOCK OWNERSHIP PROGRAM

   In October 2000, the Board of Directors implemented a director's stock ownership program which requires each of the directors to own beneficially, outstanding Common Stock of the Company with a market value of at least $100,000 within two years after the director first joins the Company's Board of Directors. The determination of whether the shares owned beneficially by a director meet the $100,000 minimum market value requirement will be based on the highest average trading price of the Common Stock over any consecutive twenty trading days during the two year period after the director first joins the Company's Board of Directors or the price paid for the Common Stock by the director. Shares of Common Stock underlying outstanding options will not be counted towards satisfaction of this requirement. The Board of Directors may waive this requirement under certain circumstances. All of the Company's current directors meet this requirement.


              INFORMATION CONCERNING BOARD AND COMMITTEE MEETINGS
                          AND COMMITTEES OF THE BOARD


   Fourteen meetings of the Company's Board of Directors were held during the fiscal year ended June 30, 2004. Each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and committees of the Board of Directors, of which such director was a member, held during the fiscal year.

   Beginning in fiscal 2005 and thereafter, there will be at least two executive sessions of the independent directors of the Board each year.

   Enzon does not have a policy requiring the directors to attend the annual stockholders' meeting. All of our directors, however, attended the 2003 annual meeting. It is expected that all of our directors will attend the 2004 annual meeting.

   Stockholders may communicate directly with the directors. All communications should be sent in care of the Secretary of Enzon at Enzon's address and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors, for a specific non-employee director or a particular committee of the directors. If no director is specified, the communication will be forwarded to the entire Board.

   As of June 30, 2004, the standing committees of the Company's Board of Directors were the Finance and Audit Committee, the Compensation Committee, the Scientific Advisory Committee, the Strategic Planning Committee, the Governance and Nominating Committee, and the Executive Committee.

   As of June 30, 2004, the Finance and Audit Committee was comprised of Robert LeBuhn (Chairman), Rolf Classon and Dr. Rosina Dixon. Dr. Dixon joined the Finance and Audit Committee in February 2004. In compliance with audit committee requirements for Nasdaq companies, all members of the Finance and Audit Committee are independent, as independence is defined in Rule
4200(a)(15) of the National Association Securities Dealers ("NASD") listing standards. Each of the members is able to read and understand financial statements, including a balance sheet, income statement and statement of cash flow and at least one of the members has past employment experience in financing or accounting, or other comparable experience and background which results in his financial sophistication. The primary purpose of the Finance and Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process. In furtherance of such purpose, the Finance and Audit Committee shall be directly responsible for the appointment, compensation and oversight of the work of the Company's independent auditors as well as the approval, in advance, of all services provided by the independent auditors, whether audit services or non-audit services. In addition, the Finance and Audit Committee shall assist with: (a) the overview of financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, (b) the Company's systems of internal accounting and financial controls, (c) the annual independent audit of the Company's financial statements, and (d) the Company's legal compliance and ethics programs, as established by management and the Board of Directors. The Finance and Audit Committee adopted a written charter during fiscal 2000 and amended such charter in September 2002. The Charter may be found on our website at www.enzon.com. The Finance and Audit Committee held six meetings during the fiscal year ended June 30, 2004.

   As of June 30, 2004, the Compensation Committee was comprised of Rolf Classon (Chairman), Dr. Rosina Dixon and Dr. David Golde. Mr. Robert LeBuhn joined the Compensation Committee in September 2004 to fill the vacancy resulting from Dr. Golde's passing. All members of the Compensation Committee are independent, as independence is defined in Rule 4200(a)(15) of the NASD listing standards. The primary functions of the Compensation Committee are to administer the Company's Non-Qualified Stock Option Plan and 2001 Incentive Stock Plan, determine the compensation of the Company's officers and senior management, and review compensation policy. There were four meetings of the Compensation Committee during the fiscal year ended June 30, 2004.

   The Scientific Advisory Committee is comprised of Dr. Rosina Dixon (Chairperson), Robert LeBuhn and Rolf Classon. Dr. Dixon assumed the role of Chairperson of the Committee upon the death of Dr. Golde and Mr. Classon and Mr. LeBuhn joined the committee in September 2004. This committee provides scientific input to the Board of Directors and serves as the liaison between the Company's senior research and development management and the Board of Directors. There were no meetings of the Scientific Advisory Committee during the fiscal year ended June 30, 2004.

   The Strategic Planning Committee is comprised of Rolf Classon, Robert LeBuhn and Dr. Rosina Dixon. Mr. Classon replaced Dr. Golde in September 2004. The committee was formed in February, 2004 to address strategic issues, including executive succession planning. The committee is responsible for the CEO search currently ongoing. There were five meetings of the Strategic Planning
Committee during the fiscal year ended June 30, 2004.

   The Governance and Nominating Committee is comprised of Dr. Rosina Dixon (Chairperson), Rolf Classon and Robert LeBuhn. This committee reviews and sets corporate governance policy and is responsible for director succession planning. Additionally the Governance and Nominating Committee is authorized to assess the qualifications of potential director nominees and candidates, determine the slate of director nominees for election to Enzon's Board of Directors, identify and recommend candidates to fill vacancies occurring between annual meetings of stockholders and develop, and recommend to the Board a set of corporate governance guidelines applicable to Enzon.

   The Governance and Nominating Committee's Charter may be found on our website at www.enzon.com. The Charter of the Governance and Nominating Committee specifies the process for nominating persons for election to the Board. The committee will solicit nominations for new directors and screen the list of potential new directors submitted to it by other directors or any other sources and decide whether the assistance of a search firm is needed, and if so, choose the firm. After a review of board candidates and after considering the advice of the chairman of the board and the chief executive officer, the committee will designate which candidates are to be interviewed. After the interviews are completed the committee will recommend to the board which individuals it approves as nominees for membership on the Board. Current directors standing for reelection are not required to participate in an interview process.

   The Charter of the Governance and Nominating Committee does not set forth the specific criteria for identifying and recommending new candidates to serve as directors, however, candidates will be interviewed by the Governance and Nominating Committee to evaluate the following, among other qualifications it may deem appropriate:

   o Experience as a board member of another publicly traded corporation, experience in industries or with technologies relevant to the Company, accounting or financial reporting experience, or such other professional experience which the Governance and Nominating Committee determines qualifies an individual for Board service;

   o Candidates' business judgment and temperament, ethical standards, view of the relative responsibilities of a board member and management, independent thinking, articulate communication and intelligence; and

   o Any other factors, as the Governance and Nominating Committee deems appropriate, including judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate's experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

   The Governance and Nominating Committee will consider candidates that stockholders recommend. Stockholders may recommend candidates for consideration by the Governance and Nominating Committee by writing to the Governance and Nominating Committee in care of the Secretary of Enzon Pharmaceuticals. Such recommendations for the 2005 annual meeting of stockholders must be received by Enzon on or before July 6, 2005. In order to be considered, each recommendation must include information about the candidate that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission, information about the relationship between the candidate and the recommending stockholder and proof of the number of our shares owned by the recommending stockholder and how long such shares have been held. The manner in which the committee evaluates the potential directors will be the same for candidates recommended by the stockholders as for candidates recommended by others.

   All of the members of the Governance and Nominating Committee are independent as defined in Rule 4200(a)(15) of the NASD listing standards. There were four meetings of the Governance and Nominating Committee during the fiscal year ended June 30, 2004.

   The Executive Committee is comprised of Arthur Higgins (Chairman), Rolf Classon and Robert LeBuhn. The Committee has provided supervision to the Company's two executive officers Kenneth Zuerblis and Dr. Ulrich Grau subsequent to the resignation of Arthur Higgins in May 2004. In between meetings of the Board of Directors, the Executive Committee exercises the authority and power of the Board to the full extent permitted under Delaware Law. The Charter of the Executive Committee may be found on our website at www.enzon.com. There were three meetings of the Executive Committee during the fiscal year ended June 30, 2004.


                     COMPENSATION COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION


   During the fiscal year ended June 30, 2004, the members of the Board of Directors who served on the Compensation Committee of the Board of Directors were Rolf Classon (Chairman), Dr. Rosina Dixon, Dr. David Golde, David Barlow and Robert Parkinson none of whom are or have ever been employees of the Company. David Barlow and Robert Parkinson resigned from the Board of Directors in January 2004 and April 2004, respectively. Dr. Golde replaced
Mr. Parkinson upon his resignation from the Board of Directors. During the fiscal year ended June 30, 2004, no executive officer of the Company served on the compensation committee or board of directors of any other entity which had an executive officer who also served on the Compensation Committee or Board of Directors of the Company.


                    FINANCE AND AUDIT COMMITTEE INDEPENDENCE

   During the fiscal year ended June 30, 2004, the members of the Board of Directors serving on the Finance and Audit Committee of the Board of Directors were Robert LeBuhn (Chairman), Dr. Rosina Dixon, David Barlow and Rolf Classon, all of whom are considered "independent directors" as defined by Rule 4200(a)(15) of the NASD listing standards. Dr. Dixon replaced David Barlow who resigned from the Board of Directors in January 2004.

   Our Board of Directors has determined that we currently do not have an audit committee financial expert serving on our audit committee. Although we have been actively searching for an individual that qualifies as an audit committee financial expert, we have not been able to find an individual that we believe meets the high standards we place on the members of our Board of Directors. In addition to our search for an audit committee financial expert, during the past nine months we have also been searching to replace three of our independent directors and our Chief Executive Officer, each of who resigned for a variety of personal reasons, none of which were related to our corporate governance practices, our historical performance or our expected future performance. Therefore, we have been concentrating our search efforts on first, finding a new Chief Executive Officer and second, finding three new independent directors.

   Our Board of Directors is confident that each member of our current audit committee meets Nasdaq's listing requirements for financial literacy and therefore, the audit committee is capable of protecting our stockholders until we are able to find an individual that both qualifies as an audit committee financial expert and meets the high standards for membership on our board of directors.


                   BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS


   Set forth below is certain information regarding the executive officers of the Company who do not serve on the Board of Directors.

   DR. ULRICH GRAU, 55, has served as the Company's Chief Scientific Officer since March 2002. From January 2000 to March 2001 Dr. Grau served as President of Research and Development at BASF Pharma. From January 1999 to July 1999
Dr. Grau served as Senior Vice President and R&D integration officer at Aventis Pharmaceuticals. From November 1997 to January 1999 Dr. Grau served as Senior Vice President Global Product Realization at Hoechst Marion Roussel.

   KENNETH J. ZUERBLIS, 45, has served as the Company's Chief Financial Officer since January 1996 and as Executive Vice President, Finance since April 1994. During May 2000, Mr. Zuerblis was appointed Secretary of the Company. From
July 1991 to April 1994, Mr. Zuerblis served as the Company's Controller. From January 1982 to July 1991, Mr. Zuerblis was employed by KPMG LLP in various positions, the last being senior manager. He became a certified public accountant in 1985.

                           SUMMARY COMPENSATION TABLE


   The following table provides a summary of cash and non-cash compensation for each of the last three fiscal years ended June 30, 2004, 2003 and 2002 with respect to the Company's Chief Executive Officer and our other executive officers serving during the fiscal year ended June 30, 2004 (the "Named Executive Officers"):


                                                                                                   LONG-TERM
                                                                                                  COMPENSATION
                                                         ANNUAL COMPENSATION                         AWARDS
                                             -------------------------------------------     -----------------------
                                                                                            RESTRICTED
                                                                            OTHER ANNUAL       STOCK      SECURITIES     ALL OTHER
                 NAME AND                                                   COMPENSATION      AWARDS      UNDERLYING   COMPENSATION
            PRINCIPAL POSITION               YEAR   SALARY($)    BONUS($)      ($)(1)         ($)(5)      OPTIONS(#)      ($)(2)
            ------------------               ----   ---------    --------   ------------    ----------    ----------   ------------
Arthur J. Higgins........................    2004    $547,077    $416,000    $1,250,000(3)          --     100,000        $6,500
 President, Chief Executive                  2003     518,462     432,000            --     $3,560,000     200,000         6,000
 Officer and Chairman                        2002     500,000     750,000       190,446(4)          --     800,000         5,500
Ulrich Grau..............................    2004     423,942     210,590            --        614,875     100,000         4,687
 Chief Scientific Officer                    2003     400,000     185,000            --             --      50,000         8,019
                                             2002     101,538      50,000            --             --     150,000            --
Kenneth J. Zuerblis......................    2004     319,327     258,560            --        514,300     125,000         7,000
 Executive Vice President,                   2003     303,235     147,000            --             --      50,000         6,776
 Finance, Chief Financial                    2002     280,615     136,000            --             --          --         5,280
 Officer and Corporate
 Secretary

---------------
(1) Excludes perquisites and other personal benefits that in the aggregate do not exceed the lesser of $50,000 or 10% of the Named Executive Officer's total annual salary and bonus.
(2)  Consists of annual Company contributions to a 401(k) plan.
(3) Compensation related to a separation payment to Mr. Higgins upon his departure on May 10, 2004.
(4) Compensation related to Mr. Higgins' temporary living expenses and amounts reimbursed during the fiscal year for the payment of taxes relating to the payment of such temporary living expenses by the Company on behalf of Mr. Higgins.
(5) As of June 30, 2004, Mr. Higgins held 10,000 shares of restricted Common Stock, with an aggregate value of $127,600, Dr. Grau held 40,000 shares of restricted Common Stock and 12,500 shares of restricted Common Stock units with an aggregate value of $669,900 and Mr. Zuerblis held 27,500 shares of restricted Common Stock and 12,500 shares of restricted Common Stock units with an aggregate value of $510,400.

                       OPTION GRANTS IN LAST FISCAL YEAR


   The following table contains information concerning the grant of stock options under the Company's stock option plans to the Named Executive Officers during the fiscal year ended June 30, 2004:

                                                                 INDIVIDUAL GRANTS
                                                ---------------------------------------------------
                                                                                                        POTENTIAL REALIZABLE VALUE
                                                                                                                    AT
                                                                                                          ASSUMED ANNUAL RATES OF
                                                             % OF TOTAL                                            STOCK
                                                NUMBER OF      OPTIONS                                    PRICE APPRECIATION FOR
                                                SECURITIES   GRANTED TO    EXERCISE OR                            OPTION
                                                UNDERLYING    EMPLOYEES       BASE                                TERM(2)
                                                 OPTIONS      IN FISCAL     PRICE(1)     EXPIRATION    ----------------------------
NAME                                             GRANTED        YEAR        ($/SHARE)       DATE       0%($)     5%($)      10%($)
----                                            ----------   ----------    -----------   ----------    -----    -------   ---------
Arthur J. Higgins...........................     100,000(3)     4.65%         14.15        2/6/2014      --     889,886   2,255,146
Ulrich Grau.................................      50,000(4)     2.32%         14.15        2/6/2014      --     444,943   1,127,573
                                                  50,000(4)     2.32%         15.13       3/26/2014      --     475,759   1,205,666
Kenneth J. Zuerblis.........................      50,000(5)     2.32%         14.15        2/6/2014      --     444,943   1,127,573
                                                  50,000(5)     2.32%         15.13       3/26/2014      --     475,759   1,205,666
                                                  25,000(6)     1.16%         12.27       6/14/2014      --     192,913     488,880

---------------
(1) All options were granted at an exercise price that equaled or exceeded the fair market value of the Common Stock on the date of grant, as determined by the last sale price as reported on the Nasdaq National Market.
(2) The amounts set forth in the three columns represent hypothetical gains that might be achieved by the optionees if the respective options are exercised at the end of their terms. These gains are based on assumed rates of stock price appreciation of 0%, 5% and 10% compounded annually from the dates the respective options were granted. The 0% appreciation column is included because the options were granted with exercise prices which equaled or exceeded the market price of the underlying Common Stock on the date of grant, and thus will have no value unless the Company's stock price increases above the exercise prices.
(3) In February 2004, Mr. Higgins was granted an option to purchase 100,000 shares of the Company's Common Stock for an exercise price of $14.15 per share. These options were cancelled upon Mr. Higgins resignation on May 10, 2004.
(4) In February 2004, Dr. Grau was granted an option to purchase 50,000 shares of the Company's Common Stock for an exercise price of $14.15 per share. These options vest over a four-year period at a rate of 12,500 shares per year, provided Dr. Grau is employed by the Company as of each vesting date. In March 2004, Dr. Grau was granted an option to purchase 50,000 shares of the Company's Common Stock for an exercise price of $15.13 per share. These options will vest on March 26, 2005, provided
     Dr. Grau is then employed by the Company. The vesting and exercisability of such options will accelerate on a prorata basis if (i) Dr. Grau's employment is terminated without "cause" (as defined in Dr. Grau's employment agreement), or (ii) Dr. Grau terminates his employment for "good reason" (as defined in Dr. Grau's employment agreement ). These options will become fully vested upon a "change of control" as defined in Dr. Grau's employment agreement.
(5) In February 2004, Mr. Zuerblis was granted an option to purchase 50,000 shares of the Company's Common Stock for an exercise price of $14.15 per share. These options vest over a four-year period at a rate of 12,500 shares per year, provided Mr. Zuerblis is employed by the Company as of each vesting date. In March 2004, Mr. Zuerblis was granted an option to purchase 50,000 shares of the Company's Common Stock for an exercise price of $15.13 per share. These options will vest on March 26, 2005, provided Mr. Zuerblis is then employed by the Company. The vesting and exercisability of such options will accelerate on a prorata basis if (i) Mr. Zuerblis' employment is terminated without "cause" (as defined in Mr. Zuerblis' employment agreement), or (ii) Mr. Zuerblis terminates his employment for "good reason" (as defined in Mr. Zuerblis' employment agreement). These options will become fully vested upon a "change of control", as defined in Mr. Zuerblis' employment agreement.

(6) In June 2004, under the employment agreement entered into with Mr. Zuerblis, Mr. Zuerblis was granted an option to purchase 25,000 shares of the Company's Common Stock for an exercise price of $12.27 per share. These options vest over a four-year period at a rate of 6,250 shares per year provided Mr. Zuerblis is employed by the Company as of each vesting date. The vesting and exercisability of such options will accelerate on a prorata basis if (i) Mr. Zuerblis' employment is terminated without "cause" (as defined in Mr. Zuerblis' employment agreement), (ii) Mr. Zuerblis terminates his employment for "good reason" (as defined in Mr. Zuerblis' employment agreement) or (iii) if Mr. Zuerblis is terminated within six months after we hire a new CEO and before December 31, 2005. These options will become fully vested upon a "change of control", as defined in Mr. Zuerblis' employment agreement.

                  OPTION EXERCISES AND FISCAL YEAR-END VALUES


   The following table sets forth the information with respect to the Named Executive Officers concerning the exercise of options during the fiscal year ended June 30, 2004 and unexercised options held as of June 30, 2004.

                                                                            NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                                           UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                                           SHARES                           OPTIONS AT FY-END (#)            AT FY-END ($)(1)
                                          ACQUIRED          VALUE       ----------------------------    ---------------------------
NAME                                  ON EXERCISE (#)    REALIZED ($)   EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                                  ---------------    ------------   -----------    -------------    -----------   -------------
Arthur J. Higgins .................          --               --          800,000              --              --             --
Ulrich Grau .......................          --               --           52,500         247,500              --             --
Kenneth J. Zuerblis ...............          --               --          132,000         235,000        $472,000        $12,250

---------------
(1) Based upon a market value of $12.76 as determined by the last sale price as reported on the Nasdaq National Market on June 30, 2004. If the exercise price is equal to or greater than such last sale price, the option is deemed to have no value.


                      EMPLOYMENT AND SEPARATION AGREEMENTS

   In March 2004 Enzon entered into a separation agreement with the Company's then Chief Executive Officer, Arthur Higgins. Under the Separation Agreement, Mr. Higgins voluntarily resigned as Chief Executive Officer as of the close of business on May 10, 2004. Mr. Higgins' employment agreement was terminated as of May 10, 2004, except that certain provisions of that agreement regarding non-competition remain in force until May 2007. Under the separation agreement, Mr. Higgins received a cash bonus of $216,000 and a separation payment of $1,250,000. Concurrent with Mr. Higgins' departure as chief executive officer in May 2004, the Company reversed approximately $1.29 million of compensation expense previously recorded related to 215,000 shares of restricted stock of the Company that was forfeited by Mr. Higgins as a result of his departure as the Company's CEO.

   The Company and Mr. Higgins, as then Chief Executive Officer, had been parties to an employment agreement under which Mr. Higgins received an initial base salary of $500,000 per year and participated in Enzon's bonus plan for management commencing with the fiscal year ended June 30, 2002. Under the terms of Mr. Higgins' employment agreement, he was entitled to a bonus of between 0 and 200% of his base salary with a target of 100% of his base salary.

   On May 31, 2001 pursuant to his employment agreement, Mr. Higgins was granted an option under Enzon's 1987 Non-Qualified Option Plan, to purchase 400,000 shares of our Common Stock at the per share exercise price of $70.00, the last reported sale price of a share of Enzon Common Stock on the date of grant. The option vested as to 200,000 shares on May 31, 2001; however, the option did not become exercisable as to these shares until November 30, 2001. The remaining shares were to vest and become exercisable as to 50,000 shares on each of the first, second, third and fourth anniversaries of the date of grant.

   Pursuant to his employment agreement, Mr. Higgins was granted an additional option under Enzon's 1987 Non-Qualified Option Plan to purchase 400,000 shares of our Common Stock at the per share exercise price of $57.67, the last reported sale price of a share of the Common Stock on December 3, 2001, the date the Board of Directors elected to have him begin serving as Chairman of the Board of Directors. Such option was to vest and become exercisable as to 100,000 shares on the first, second, third and fourth anniversaries of such date. Pursuant to the employment agreement, Mr. Higgins also received 25,000 shares of restricted Common Stock, which were to vest as to 5,000 shares per year commencing on the first anniversary of the commencement of his employment, May 31, 2001.

   At the time of Mr. Higgins' resignation, 10,000 shares of restricted Common Stock had vested. At that time, all unvested shares of restricted Common Stock and all unvested options to purchase Common Stock were canceled. All options to purchase Common Stock that had vested by his resignation date shall remain outstanding and exercisable until November 10, 2004.

   Mr. Higgins' employment agreement required him to maintain the confidentiality of Enzon information and assign inventions developed during the term of the agreement and for a six-month period following termination of employment. Under the original terms of the Agreement, Mr. Higgins was precluded from competing with the Company during the term of his employment agreement and for two years after his employment terminated. Under the separation agreement, the non-competition period was extended until May 10, 2007.

   On December 5, 2003, Enzon entered into an amended and restated employment agreement with Dr. Ulrich Grau, the Company's Chief Scientific Officer, the initial term of which expires on March 31, 2005, with an automatic renewal for an additional twenty-four months unless either party provides a notice of non-renewal by January 31, 2005. This agreement provides for a base salary of $425,000 per year and participation in Enzon's bonus plan for management. Under our original employment agreement with Dr. Grau, he was granted an option to purchase 150,000 shares of Enzon Common Stock at a per share exercise price of $45.98 under the Company's 1987 Non-Qualified Option Plan in March 2002, which option remains outstanding. With regard to 100,000 shares subject to this option, this option vests and becomes exercisable as to 25,000 shares on the first, second, third and fourth anniversaries of the date of grant. The remaining 50,000 shares will vest on the fifth anniversary of the grant and shall immediately vest and become exercisable on the date on which the audited financial statements of the Company report net annual revenues of not less than $50 million from the commercial sale of products used for organ rejection or autoimmune diseases, provided Dr. Grau is then employed as Enzon's Chief Scientific Officer. Under his amended and restated employment agreement, Dr. Grau received an additional 40,000 shares of restricted Common Stock. On each of the third and fourth anniversaries of the date of grant, 30% of these shares will vest and the remaining 40% will vest on the fifth anniversary of the date of grant, provided Dr. Grau is then employed as our Chief Scientific Officer.

   In the event Dr. Grau's employment is terminated without cause, or not renewed on March 31, 2005, by the Company or terminated by Dr. Grau for good reason (as defined in Dr. Grau's amended and restated employment agreement), Dr. Grau will be entitled to (i) cash payments equal to his annual base salary, (ii) a cash payment equal to the target bonus which would be payable for the fiscal year which commences immediately following the date of termination, (iii) reimbursement for any medical and dental coverage available to Dr. Grau and any family member a period of up to eighteen months commencing on the date of termination, (iv) a cash payment equal to any unpaid base salary through the date of termination, (v) a cash payment equal to a prorata amount of the target bonus for the fiscal year during which termination occurs, (vi) all options that have not vested at the time of termination will terminate, however, with respect to the option to purchase 100,000 shares, a portion of the tranche of unvested options which were schedule to vest on the anniversary of the commencement date immediately following the date of such termination shall vest. The option to purchase 50,000 shares which becomes exercisable on the fifth anniversary date of the commencement date subject to acceleration upon the achievement of an annual net annual revenue milestone, as described above, shall vest as to a pro-rated portion of such shares as of the date of termination. If the Company experiences a change of control (as defined in Dr. Grau's amended and restated employment agreement) and terminates Dr. Grau's employment without cause or he terminates his employment for good reason within the period commencing 90 days before such change of control and ending one year after the change of control, Dr. Grau will be entitled to his unpaid base salary and a prorata portion of his bonus through the date of termination, plus cash payments equal to two times the sum of his annual base salary plus his target bonus (which is 50% of his base salary) and reimbursement for any medical and dental coverage available to Dr. Grau and any family member for a period of up to eighteen months commencing on the date of termination. In addition, all of Dr. Grau's outstanding unvested options to purchase Common Stock and unvested shares of restricted Common Stock shall vest upon the change of control.

   Dr. Grau's amended and restated employment agreement also requires him to maintain the confidentiality of Enzon information during the term of his agreement and thereafter. Dr. Grau is precluded from competing with the Company during the term of his employment agreement and for two years after his employment is terminated.

   On June 14, 2004, Enzon entered into an employment agreement with Kenneth J. Zuerblis, the Company's Chief Financial Officer, the initial term of which expires on March 31, 2005, with an automatic renewal for an additional twenty-four months unless either party provides a notice of non-renewal by January 31, 2005. This agreement provides for a base salary of $320,000 per year and participation in Enzon's bonus plan for management. Under this agreement, Mr. Zuerblis was granted an option under Enzon's 2001 Incentive Stock Plan to purchase 25,000 shares of Enzon Common Stock at a per share exercise price of $12.27. This option will vest as to 25% of the shares on each of the first four anniversaries of the date of grant provided Mr. Zuerblis remains employed as Enzon's Chief Financial Officer on such date. Mr. Zuerblis also received 27,500 shares of restricted Common
Stock, 30% of which vest on each of the third and fourth anniversaries of the date of grant and the remaining 40% of which vest on the fifth anniversary of the date of grant provided Mr. Zuerblis remains employed as Enzon's Chief Financial Officer on such date.

   In the event Mr. Zuerblis' employment is terminated without cause, or not renewed on March 31, 2005, by the Company or terminated by Mr. Zuerblis for good reason (as defined in his employment agreement), Mr. Zuerblis will be entitled to (i) a cash payment equal to his annual base salary, (ii) a cash payment equal to the target bonus which would be payable for the fiscal year which commences immediately following the date of termination, (iii) reimbursement for any medical and dental coverage available to Mr. Zuerblis and any family member for a period of up to 18 months commencing on the date of termination, plus the continuation of such payments for a subsequent 18 months, (iv) a cash payment equal to any unpaid base salary through the date of termination, (v) a cash payment equal to a prorata amount of the target bonus for the fiscal year during which termination occurs, (vi) all options that have not vested at the time of termination will terminate, provided, however, that a prorata portion of the options granted to Mr. Zuerblis under his employment shall vest as of the date of termination. If Mr. Zuerblis is terminated within six months after the Company hires a new CEO and before December 31, 2005, then the option and the shares of restricted stock granted to Mr. Zuerblis under his employment agreement shall fully vest. If we experience a change of control (as defined in Mr. Zuerblis' employment agreement) and we terminate Mr. Zuerblis' employment without cause or he terminates his employment for good reason within the period commencing 90 days before such change of control and ending one year after the change of control, Mr. Zuerblis will be entitled to his unpaid base salary and a prorata portion of his bonus through the date of termination, plus a cash payment equal to two times the sum of his annual base salary plus his target bonus (which is 50% of his base salary) and reimbursement for any medical and dental coverage available to Mr. Zuerblis and any family member for a period of up to 18 months commencing on the date of termination plus a continuation of such payments for an additional 18 months. In addition, all of Mr. Zuerblis' outstanding unvested options to purchase Common Stock and unvested shares of restricted Common Stock shall vest upon the change of control. Further, upon his termination in connection with any change of control, the Company will enter into a one-year consulting agreement with Mr. Zuerblis. Under this agreement, he will receive compensation equal to his then most recent base salary and target bonus.

   Mr. Zuerblis' employment agreement also requires him to maintain the confidentiality of Enzon information during the term of his agreement and thereafter. Mr. Zuerblis is precluded from competing with Enzon during the term of his employment agreement and for two years after his employment is terminated.

   Upon entering into the employment agreement with Mr. Zuerblis, his change of control agreement that had previously been in effect was terminated.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS


   During the fiscal year ended June 30, 2004, the Compensation Committee of the Board of Directors consisted of three non-employee directors. The Compensation Committee determines all compensation paid or awarded to the Company's officers, including the Named Executive Officers in the Summary Compensation Table.

COMPENSATION PHILOSOPHY

   The philosophy of our compensation programs is to enhance the Company's performance and stockholder value by aligning the financial interests of the Company's senior managers with those of its stockholders, while keeping the overall compensation package competitive. The compensation package for officers includes a number of components. The package is designed to align individual compensation with the short-term and long-term performance of the Company and is based on the following principles:

   o Pay for the achievement of business and strategic objectives, as measured by the Company's financial and operating performance, as well as individual strategic, management and development goals.

   o Pay competitively, with compensation set at levels that will attract and retain key employees. The Company regularly reviews compensation surveys of companies in the biopharmaceutical industry and sets compensation levels based on the results of these reviews.

   o Align compensation with the interests of stockholders through equity.

   The compensation package for each of the Named Executive Officers as well as other officers who are members of the Company's executive staff consists of four elements: (1) base salary, (2) performance-based incentive, (3) stock incentive programs, and (4) various other benefits. More specific information on each of these elements follows.

BASE SALARY

   The Compensation Committee aims to set base salaries at levels that are competitive with those paid to senior executives with comparable qualifications, experience and responsibilities at other companies in the pharmaceutical and biotechnology industries, including a selected subset of companies included in the Nasdaq Biotechnology Index line of the stock performance graph that appears in this proxy statement. The Compensation Committee believes that this is necessary to attract and retain the executive talent required to lead the Company, since the Company competes with a large number of companies in the biopharmaceutical industry, including large pharmaceutical companies, for executive talent. Salaries are reviewed annually and in connection with promotions. Industry, peer group and national survey results are considered in making salary determinations to align the Company's pay practices with other companies in the pharmaceutical and biotechnology industries. In addition to survey results, individual job performance is also considered in setting salaries. The Chief Executive Officer reviews members of the executive staff and makes recommendations to the Compensation Committee on salary, including salary increases, based on his judgment of the individual's performance. The Compensation Committee reviews these recommendations independently and approves, with any modifications it considers appropriate, the annual salary and salary increases.

ANNUAL INCENTIVE COMPENSATION

   The Company maintains an incentive program that provides an opportunity for officers and employees to earn an incentive based upon the performance of both the Company and the individual (the "Performance Incentive Program"). The incentive potential is stated as a percentage of the officer's and employee's base salary and varies by position. Financial and individual performance goals are set at the start of the fiscal year and are based on business criteria specified in this program. Actual incentives are calculated at the end of the fiscal year based on goal performance. All executive staff had the same corporate goals. Other goals and weightings for each participant varied, depending on the participant's position and areas of responsibility and the participant's effect on the Company's performance.

STOCK INCENTIVE PROGRAMS

   The Compensation Committee believes that stock incentive programs such as stock options directly link the amounts earned by officers with the amount of appreciation realized by the Company's stockholders. Restricted stock, restricted stock units and stock options also serve as a critical retention incentive. Stock incentive programs have always been viewed as a major means to attract and retain highly qualified executives and key personnel and have always been a major component of the compensation package, consistent with practices throughout the pharmaceutical and biotechnology industries. The Company's stock incentive programs are structured to encourage key employees to continue in the employ of the Company and motivate performance that will meet the long-term expectations of stockholders. In determining the size of any option or restricted stock or unit award ("Incentive Stock grants"), the Compensation Committee considers the individual's past performance and potential, the position held by the individual and the individual's annual base salary compensation.

   The Compensation Committee generally considers and makes incentive stock grants to officers and all other employees once a year. Stock Incentive Grants may also be granted at other times during the year in connection with promotions or for new hires or as special performance awards. Option grants to executive staff members are made under the Stock Option Plans with the exercise price equal to the last reported sale price of the Company's Common Stock on the date of grant and expire up to ten years after the date of the grant. Vesting on most incentive stock grants occurs over a four to five year period, which is designed to encourage retention.

OTHER BENEFITS

   Executive staff members participate in various medical, dental, life, disability and benefit programs that are generally made available to all salaried employees.

CEO COMPENSATION

   The base salary and bonus of the Chief Executive Officer is determined by the Compensation Committee in accordance with the Performance Incentive
Program discussed above. The Committee has taken into consideration Mr. Higgins extensive prior experience as a senior executive in a major multinational pharmaceutical company and the compensation paid to chief executive officers with similar credentials to Mr. Higgins.

   Mr. Higgins was eligible for a bonus of between 0 and 200% of his base salary with a target of 100% of his base salary. Total bonus payments to Mr. Higgins in 2004 represents approximately 76% of his base salary and was based on the continued successful transition of the company from a royalty-based specialty pharmaceutical company to a fully integrated biopharmaceutical company and the successful negotiation of the 1.5 million share merger termination payment from NPS Pharmaceuticals, Inc.. In connection with Mr. Higgins' departure as the Company's chief executive officer the Board of Directors appointed a committee of four independent directors (Dr. Rosina Dixon, Robert LeBuhn, Dr. David Golde and Robert Parkinson) to review and approve the terms of Mr. Higgins departure. This committee negotiated and approved a separation payment of $1.25 million, which was paid to Mr. Higgins upon his departure in May 2004. Concurrent with Mr. Higgins' departure as chief executive officer in May 2004, the Company reversed approximately
$1.29 million of compensation expense previously recorded related to 215,000 shares of restricted stock of the Company that was forfeited by Mr. Higgins as a result of his departure as the Company's CEO.

   Since the departure of Arthur Higgins, who is now Chairman of the Executive Committee of Bayer Health Care, we have been engaged in a search for a new CEO. We have evaluated numerous candidates and are currently negotiating with a lead candidate. We anticipate that this individual will join us as CEO in the fourth quarter of calendar 2004. No assurance can be given as to whether or not this individual will join us as CEO. We are continuing the search process with respect to other candidates in the event that the lead candidate does not become our new CEO. If our lead candidate is unable or unwilling to join us as CEO in the near future, the search process is likely to extend into calendar 2005.


                                      THE COMPENSATION COMMITTEE
                                      Rolf A. Classon, Chairman
                                      Dr. Rosina B. Dixon
                                      Robert LeBuhn

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


   The Company entered into an assignment agreement and a royalty agreement in October 2002 with Vivo Healthcare Corporation ("Vivo"). Dr. Grau is a 37.5% stockholder of Vivo. The material business terms of the assignment agreement and royalty agreement were negotiated prior to the time Dr. Grau joined the Company. Pursuant to the assignment agreement Vivo entered into with the Company, Vivo assigned to the Company its entire right, title and interest in, to and under all of the assets of Vivo used or useful in connection with the development of a polymerized version of mycophenolate ("p-MPA technology"). In consideration for the agreement the Company has agreed to pay Vivo a milestone payment of $750,000 when an IND for a product containing the P-MPA Technology is approved and royalties, if any, on sales of this product by the Company. The development of the product to the IND stage is at the sole discretion of the Company. Vivo and each of Vivo's stockholder's, including Dr. Grau, have agreed to not compete with the Company in marketing the p-MPA technology or products which include the p-MPA technology, either directly or indirectly, for a period up to five (5) years following the execution date of the assignment agreement. The Company is not obligated to develop, commercialize or otherwise exploit the p-MPA technology, provided that if the Company does not expend at least one million dollars ($1,000,000) on the development or commercialization of the p-MPA technology during the two (2) years following the execution date of the assignment agreement, (i) the five (5) year non-compete period shall be reduced to two (2) years following the execution date of the assignment agreement, and (ii) Vivo shall have the right to cause the Company to reassign the p-MPA technology to Vivo. Pursuant to the royalty agreement with Vivo, the Company is required to pay Vivo a royalty percentage based on the aggregate net sales by the Company or its licensees of products which embody the p-MPA technology at the rate of (i) three percent (3%) up to the first $25 million of such net sales by the Company (or aggregate royalties the Company receives on such net sales by its licensees); (ii) two percent (2%) for the next $25 million of such net sales by the Company (or aggregate royalties the Company receives on such net sales by its licensees); (iii) one percent (1%) for the next $50 million of such net sales by the Company (or aggregate royalties the Company receives on such net sales by its licensees); and (iv) one-half of one percent (0.5%) of such net sales by the Company thereafter (or aggregate royalties the Company receives on such net sales by its licensees). If Vivo breaches any of its material obligations under the royalty agreement then the Company has the right to terminate such agreement upon thirty (30) days written notice to Vivo. The royalty agreement also terminates upon the reassignment of the p-MPA technology to Vivo pursuant to the assignment agreement. Subject to possible early terminations as described above, the royalty agreement will terminate the later of (i) ten (10) years after the execution of the royalty agreement or (ii) such time when the Company does not hold any valid and enforceable patents relating to the p-MPA technology.

                  REPORT OF THE FINANCE AND AUDIT COMMITTEE OF
                             THE BOARD OF DIRECTORS


   The Company's Finance and Audit Committee consists of three independent members of the Board of Directors as defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The Board of Directors adopted a written charter for the Finance and Audit Committee on June 7, 2000 and the Finance and Audit Committee reviewed and revised such charter on September 11, 2002.

   The primary purpose of the Finance and Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process. In furtherance of such purpose, the Finance and Audit Committee shall be directly responsible for the appointment, compensation and oversight of the work of the Company's independent auditors as well as the approval, in advance, of all services provided by the independent auditors, whether audit services or non-audit services. In addition, the Finance and Audit Committee shall assist with: (a) the overview of financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, (b) the Company's systems of internal accounting and financial controls, (c) the annual independent audit of the Company's financial statements, and (d) the Company's legal compliance and ethics programs, as established by management and the Board of Directors.

   The Finance and Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended June 30, 2004 with management. Furthermore, the Finance and Audit Committee has discussed with the Company's independent auditors, KPMG LLP, the matters required to be discussed by SAS
61. Also, the Finance and Audit Committee has received the written disclosures and letter from KPMG required by Independence Standards Board Standard No. 1 and has discussed with KPMG such auditing firm's independence. Based on these reviews and discussions the Finance and Audit Committee recommended that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004, the last fiscal year for filing such annual report with the U.S. Securities and Exchange Commission.


                                      THE FINANCE AND AUDIT COMMITTEE
                                      Robert LeBuhn, Chairman
                                      Rolf A. Classon
                                      Dr. Rosina B. Dixon

                      STOCKHOLDER RETURN PERFORMANCE GRAPH


   The graph below summarizes the total cumulative return experienced by the Company's stockholders from June 30, 1999 through June 30, 2004, compared to the Nasdaq National Market-US Index and the Company's Peer Group index, the Nasdaq Biotechnology Index. The changes for the periods shown in the graph and table below are based on the assumption that $100 had been invested in the Company's Common Stock and in each index below on June 30, 1999.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
             AMONG ENZON PHARMACEUTICALS, INC., THE NASDAQ NATIONAL
                          MARKET INDEX AND PEER GROUPS

                                    [Chart]

                                                     Cumulative Total Return
                                   --------------------------------------------------------------
                                    6/99       6/00       6/01        6/02       6/03       6/04
ENZON PHARMACEUTICALS, INC.        100.00     205.44     302.11      121.43      60.66      61.68
NASDAQ STOCK MARKET (U.S.)         100.00     192.63      68.90       58.51      56.29      76.71
NASDAQ BIOTECHNOLOGY               100.00     272.99     230.66      124.91     174.91     195.41

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


   The following table sets forth certain information as of October 25, 2004 concerning stock ownership of all persons known by the Company to own beneficially 5% or more of the outstanding shares of the Company's voting stock, each director, each executive officer named in the Summary Compensation Table and all executive officers and directors of the Company as a group:

                                                                   PERCENTAGE OF
                                                    NUMBER OF      VOTING STOCK
DIRECTORS, OFFICERS OR 5% STOCKHOLDERS(1)           SHARES(2)     OUTSTANDING(3)
-----------------------------------------         -------------   --------------
Jeffrey H. Buchalter .........................            --              *
Arthur J. Higgins ............................      823,083(4)          1.9%
Rolf A. Classon ..............................       74,272(5)            *
Dr. Rosina B. Dixon ..........................      159,869(6)            *
Robert LeBuhn ................................      105,471(7)            *
Dr. Ulrich Grau ..............................      105,381(8)            *
Kenneth J. Zuerblis ..........................      187,330(9)            *
Orbimed Advisors, LLC ........................    3,573,000(10)         8.2%
 767 Third Avenue
 New York, NY 10017
Barclay Global Investors .....................    2,315,328(11)         5.3%
 45 Fremont Street
 San Francisco, CA 94105
All Executive Officers and Directors as a
  group (seven persons).......................    1,455,406(12)         3.2%

---------------
*    Less than one percent
(1) The address of all current executive officers and directors listed above is in the care of the Company.
(2) All shares listed are Common Stock. Except as discussed below, none of these shares are subject to rights to acquire beneficial ownership, as specified in Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, and the beneficial owner has sole voting and investment power, subject to community property laws where applicable.
(3) Gives effect to 43,793,464 shares of Common Stock which were issued and outstanding as of October 25, 2004. Each share of Common Stock is entitled to one vote. The percentage of voting stock outstanding for each stockholder is calculated by dividing (i) the number of shares of Common Stock deemed to be beneficially held by such stockholder as of October 25, 2004 by (ii) the sum of (A) the number of shares of Common Stock outstanding as of October 25, 2004 plus (B) the number of shares of Common Stock issuable upon exercise of options held by such stockholder which were exercisable as of October 25, 2004 or which will become exercisable within 60 days after October 25, 2004.
(4) Includes (i) 800,000 shares subject to options which were exercisable as of October 25, 2004 or which will become exercisable within 60 days after October 25, 2004, (ii) 10,000 shares of restricted Common Stock which vested prior to Mr. Higgins' departure, (iii) 583 shares held through Mr. Higgins' 401(k) account.
(5) Includes 65,000 shares subject to options which were exercisable as of October 25, 2004 or which will become exercisable within 60 days after October 25, 2004.
(6) Includes 105,000 shares subject to options which were exercisable as of October 25, 2004 or which will become exercisable within 60 days after October 24, 2003, 500 shares held by Dr. Dixon's husband and 100 shares held by Dr. Dixon's son. Dr. Dixon disclaims beneficial ownership as to shares held by her husband and son.
(7) Includes 65,000 shares subject to options which were exercisable as of October 25, 2004 or which will become exercisable within 60 days after October 25, 2004.

(8) Includes (i) 65,000 shares subject to options which were exercisable as of October 25, 2004 or which will become exercisable within 60 days after October 25, 2004, (ii) 40,000 shares of restricted stock which vest as to 12,000 on December 5, 2006, 12,000 on December 5, 2007 and 16,000 which vest on December 5, 2008, and (iii) 381 shares held through Dr. Grau's 401(k) account.
(9) Includes (i)152,000 shares subject to options which were exercisable as of October 25, 2004 or which will become exercisable within 60 days after October 25, 2004, (ii) 27,500 shares of restricted stock which vest as to 8,250 shares on June 14, 2007, 8,250 shares on June 14, 2008 and 11,000 shares on June 14, 2009, (iii) 600 shares owned by Mr. Zuerblis' IRA, and
     (iv) 4,630 shares held through Mr. Zuerblis' 401k account.
(10) Information concerning stock ownership was obtained from Schedule 13F filed with the Securities and Exchange Commission for the period ended June 30, 2004.
(11) Information concerning stock ownership was obtained from Schedule 13F filed with the Securities and Exchange Commission for the period ended June 30, 2004.
(12) Includes all shares owned beneficially by the directors and executive officers named in the Summary Compensation Table.

                    PROPOSAL NO. 2 RATIFICATION OF AUDITORS


   The Finance and Audit Committee of the Board of Directors, pursuant to authority granted by the Board of Directors, has approved the retention of KPMG LLP ("KPMG"), independent registered public accounting firm, to audit the consolidated financial statements of the Company for the fiscal year ending June 30, 2005. KPMG served as auditor of the consolidated financial statements of the Company for the fiscal years ended June 30, 2004, 2003, and 2002. Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement should they desire to do so. Such representatives are also expected to be available to respond to questions.

PRE-APPROVAL POLICIES AND PROCEDURES.

   The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent accountants in order to assure that the provision of such services does not impair the accountants' independence. The Audit Committee specifically pre-approves all audit fees, audit related fees, tax service fees and all other fees. The Audit Committee has delegated authority to the Chair of the Committee to approve any services not specifically pre-approved by the Committee provided that disclosure of such services and fees is made to the Audit Committee at the next scheduled meeting following such approval.

AUDIT FEES

   The following table sets forth the aggregate fees billed to the Company by KPMG for professional services rendered for the fiscal years ending June 30, 2004 and 2003:

                                                                 2004        2003
                                                               --------    --------
   Audit fees (1) ..........................................   $210,000    $348,000
   Audit related fees (2) ..................................     10,000      11,000
   Tax fees (3) ............................................     93,000      49,000
                                                               --------    --------
    Total fees .............................................   $313,000    $408,000
                                                               ========    ========

---------------
(1) Includes services relating to the audit of the annual consolidated financial statements, review of quarterly financial statements, issuance of consents, review of documents filed with the SEC, accounting consultations, and financial due diligence in connection with the proposed NPS Merger.
(2)  Includes services relating to employee benefit plan audits.
(3)  Includes services for tax compliance and certain tax advisory services.

   The Finance and Audit Committee has considered whether the provision of all other services by KPMG is compatible with maintaining KPMG's independence and concluded that KPMG is "independent".

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF KPMG, INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS, TO AUDIT THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2005 (PROPOSAL NO. 2 ON THE PROXY CARD).


                         ANNUAL REPORT TO STOCKHOLDERS

   The Company's Annual Report to Stockholders for the fiscal year ended June 30, 2004 accompanies this Proxy Statement.

                            STOCKHOLDERS' PROPOSALS


   In order for a stockholder to have a proposal included in the proxy statement for the 2005 annual stockholders' meeting, the proposal must comply with both the procedures identified by Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the Exchange Act") and be received in writing by the Company's Secretary on or before 5:00 P.M. Eastern Standard Time on July 6, 2005. Such a proposal will be considered at the 2005 annual stockholders' meeting.

   Pursuant to the advance notice requirements in Article II Section 2.15 of the Company's By-laws, to be considered at the 2005 annual stockholder meeting, a stockholder's proposal must be delivered to or mailed and received by the Secretary of the Company not later than one hundred twenty (120) days prior to such meeting. Therefore, in the event a stockholder does not meet the July 6, 2005 deadline under Rule 14a-8 under the Exchange Act, the stockholder can still give notice of a proposal to be presented at the 2005 annual stockholders' meeting until August 8, 2005, however, such proposal will not be included in the Company's proxy materials relating to such meeting. The Company's Bylaws further require the stockholder to provide to the Secretary of the Company, among other things, the name and address of the stockholder who intends to make the nominations or propose the business, the name and address of the person or persons to be nominated, a description of the business to be proposed and a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting. The chairman of the meeting may refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the foregoing procedure.

   Any proposal received after August 8, 2005 will be considered untimely within Rule 14a-4(c) under the Exchange Act and the persons named in the proxy for such meeting may exercise their discretionary voting power with respect to such proposal.


                                    GENERAL

   The cost of soliciting proxies will be borne by the Company. In addition to mailing, proxies may be solicited by personal interview, telephone and telegraph and by directors, officers and regular employees of the Company, without special compensation therefor. The Company expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Company's Common Stock.

   Unless contrary instructions are indicated on the proxy card, all shares of Common Stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of the nominees for directors named herein and FOR Proposal No. 2.

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by filing with the Secretary of the Company written notice of revocation bearing a later date than the proxy, by duly executing a subsequent proxy relating to the same shares of Common Stock or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy unless the stockholder votes his or her shares of Common Stock in person at the Annual Meeting. Any notice revoking a proxy should be sent to the Secretary of the Company, Kenneth J. Zuerblis, at Enzon Pharmaceuticals, Inc., 685 Route 202/206, Bridgewater, New Jersey 08807.

   The Board of Directors knows of no business other than that set forth above to be transacted at the meeting, but if other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of Common Stock represented by the proxies in accordance with their judgment on such matters. If a stockholder specifies a different choice on the proxy, his or her shares of Common Stock will be voted in accordance with the specification so made.

   Please complete, sign and date the enclosed proxy card, which is revocable as described herein, and mail it promptly in the enclosed postage-paid envelope.

   IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WE URGE YOU TO FILL IN, SIGN AND RETURN THE ACCOMPANYING PROXY CARD, NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE.

                                          By order of the Board of Directors,


                                          /s/ Kenneth J. Zuerblis
                                          --------------------------------------
                                          Kenneth J. Zuerblis
                                          Corporate Secretary

Bridgewater, New Jersey
October 28, 2004

PROXY CARD
                ANNUAL MEETING OF STOCKHOLDERS DECEMBER 7, 2004
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   Jeffrey H. Buchalter and Kenneth J. Zuerblis and each of them, as proxies, with full power of substitution in each of them, are hereby authorized to represent and to vote, as designated below and on the reverse side, on all proposals and in the discretion of the proxies on such other matters as may properly come before the annual meeting of stockholders of Enzon Pharmaceuticals, Inc. (the "Company") to be held on December 7, 2004 or any adjournment(s), postponement(s), or other delay(s) thereof (the "Annual Meeting"), all shares of stock of the Company to which the undersigned is entitled to vote at the Annual Meeting.

   UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2 AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THE BOARD OF DIRECTORS HAS PROPOSED AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSALS 1 AND 2.

(1) ELECTION OF THE FOLLOWING NOMINEES AS CLASS III DIRECTORS TO SERVE IN SUCH CAPACITIES UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED:

                     Rolf A. Classon        Robert LeBuhn.

(AUTHORITY TO VOTE FOR ANY NOMINEE(S) MAY BE WITHHELD BY LINING THROUGH THE
                        NAME(S) OF ANY SUCH NOMINEE(S).)

          |_| FOR all nominees        |_| WITHHOLD authority for all

                                    (Continued and to be signed on reverse side)

(2) RATIFICATION OF THE SELECTION OF KPMG LLP TO AUDIT THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2005.

          |_| FOR           |_| AGAINST           |_| ABSTAIN

|_|  PLEASE CHECK THIS BOX IF YOU EXPECT TO ATTEND THE ANNUAL MEETING IN
     PERSON.

                           Date:
                                ------------------------------------------------

                           Sign Here:
                                     -------------------------------------------

                           Signature (if held jointly):
                                                       -------------------------


                           -----------------------------------------------------
                           Capacity (Title or Authority, i.e. Executor, Trustee)


                           (PLEASE SIGN EXACTLY AS NAME APPEARS TO THE LEFT, DATE AND RETURN. IF SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEES OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.)


                  PLEASE SIGN, DATE AND MAIL YOUR PROXY TODAY.